Exhibit 4.3

BIONANO GENOMICS, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of March 14, 2019, by and among BIONANO GENOMICS, INC., a Delaware corporation (the “Company”), INNOVATUS LIFE SCIENCES LENDING FUND I, LP and INNOVATUS LIFE SCIENCES OFFSHORE FUND I, LP (collectively, “Investor”). The Company and Investor may be referred to hereinafter collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, in connection with the purchase of shares of the Common Stock of the Company by Investor pursuant to that certain Common Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), the parties desire to enter into this Agreement in order to grant registration rights to Investor as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in Exhibit A.

SECTION 2. REGISTRATION RIGHTS.

2.1    Resale Registration. At any time on or after October 1, 2019, Holder may make a written request that the Company register the resale of the Registrable Securities under the Securities Act on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement. Upon receipt of such notice, the Company will (i) as soon as practicable, and no later than sixty (60) days following receipt of such notice, file such registration statement, and any qualifications and compliances as may be so requested as would permit or facilitate the sale and distribution of all or such portion of Holder’s Registrable Securities as are specified in such request and (ii) use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable and no later than the Effectiveness Deadline, and shall use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the earlier of (1) such time as all of the Registrable Securities covered by such registration statement have been publicly sold by the

Holder, or (2) four (4) years from the date hereof; provided, however, that the Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.1:

(a)    if within thirty (30) days of receipt of a written request from Holder pursuant to this Section 2.1, the Company gives notice to Holder of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period, and provided further, that the Company shall not register any other of its shares during such ninety (90)-day period other than pursuant to a Special Registration Statement;

(b)    if the Company will furnish to Holder a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Company’s Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company will have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of Holder under this Section 2.1; provided, that such right to delay a request will be exercised by the Company not more than once in any twelve (12)-month period and provided that the Company shall not register any other of its shares during such ninety (90)-day period other than pursuant to a Special Registration Statement;

(c)    if the Company has, within the twelve (12)-month period preceding the date of such request, already effected one (1) registration on Form S-3 for Holder pursuant to this Section 2.1, or

(d)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

If the Company is ineligible for any reason to register the resale of the Registrable Securities on Form S-3, then such registration shall be on such other form then available to the Company (including a Form S-1) to register for resale of the Registrable Securities as a secondary offering.

2.2    Piggyback Registration. If the Company at any time that the Registrable Securities are not registered pursuant to a registration statement required to be filed pursuant to Section 2.1, proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to a Special Registration Statement or a registration statement required to be filed pursuant to Section 2.1), each such time it will give written notice to all Holders of outstanding Registrable Securities of its intention so to do. Upon the written request of any such Holder, received by the Company within thirty (30) days after the giving of any such notice by the

Company, to register any of its Registrable Securities, the Company will use its reasonable best efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Registrable Securities so registered. Notwithstanding any other provision of this Agreement, in the event that any registration pursuant to this Section 2.2 shall be, in whole or in part, an underwritten public offering of Common Stock, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting will be allocated, first, to the Company; second, to the “Investors” under that certain Fifth Amended and Restated Investors’ Rights Agreement dated August 5, 2016, as amended, by and among the Company and the Investors named therein; and third, to Investor. If Investor disapproves of the terms of any such underwriting, Investor may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. Notwithstanding the foregoing, the Company may withdraw any registration statement referred to in this Section 2.2 without thereby incurring any liability to the holders of Registrable Securities.

2.3    Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1 or Section 2.2 will be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder will be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company will not, however, be required to pay for expenses of any registration statement filed pursuant to Section 2.1 the request of which has been subsequently withdrawn by Holder unless (a) the withdrawal is based upon material adverse information concerning the Company of which Holder was not aware at the time of such request or (b) Holder agrees to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company will be obligated pursuant to Section 2.1(c), to undertake any subsequent registration, in which event such right will be forfeited by Holder. If Holder is required to pay the Registration Expenses, such expenses will be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration will not be deemed to have been effected for purposes of determining whether the Company will be obligated pursuant to Section 2.1(c) to undertake any subsequent registration.

2.4    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company will, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective;

(b)    at any time, upon written notice to Holder and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may suspend the use of any registration statement (and Holder hereby agrees not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company will exercise its right to suspend the use of a registration statement hereunder, the applicable time period during which the registration statement is to remain effective will be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of Holder, which consent will not be unreasonably withheld. If so directed by the Company, Holder will (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the suspension is in effect after receiving notice of such suspension; and (ii) use its commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in Holder’s possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

(c)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(d)    Furnish to Holder such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

(e)    Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by Holder; provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(f)    Notify Holder at any time when a prospectus relating to Holder’s Registrable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

2.5    Delay of Registration; Furnishing Information.

(a)    Holder will not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)    It will be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 that Holder will furnish to the Company such information regarding Holder, the Registrable Securities held by it and the intended method of disposition of such securities as will be required to effect the registration of their Registrable Securities.

2.6    Indemnification. In the event any Registrable Securities are included in a registration statement under Section 2.1 or 2.2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless Holder, the partners, members, stockholders, officers, advisers and directors of Holder, as applicable, any underwriter (as defined in the Securities Act) for Holder and each person, if any, who controls Holder or underwriter within the meaning of the Securities Act or the Exchange Act, and against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse Holder and each such partner, member, stockholder, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.6(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, nor will the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Holder or any partner, member, officer, director, underwriter or controlling person of Holder.

(b)    To the extent permitted by law, Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, and any underwriter against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter, partner, director, officer or controlling person of Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by Holder under an instrument duly executed by Holder and stated to be specifically for use in connection with such registration; and Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.5(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Holder, which consent will not be unreasonably withheld; provided further, that in no event will any indemnity under this Section 2.5 exceed the net proceeds from the offering actually received by Holder.

(c)    Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action will relieve such indemnifying party of any liability to the indemnified party under this Section 2.6 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(d)    If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event will any contribution by Holder hereunder exceed the net proceeds from the offering received by Holder.

(e)    The obligations of the Company and Holder under this Section 2.6 will survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.6 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.7    Agreement to Furnish Information. Holder hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with Holder’s obligations under this Agreement or that are necessary to give further effect thereto.

2.8    Rule 144 Reporting. With a view to making available to Holder the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)    Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)    File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)    So long as Holder owns any Registrable Securities, as applicable, furnish to Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.9    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that is a subsidiary, Affiliate, parent, general partner, limited partner, retired partner, member, stockholder or retired member, of a Holder that is a corporation, partnership or limited liability company; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.10    Termination of Registration Rights. The right of Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 will terminate upon the date that is four (4) years following the date hereof. Upon such termination, such shares will cease to be “Registrable Securities” hereunder for all purposes.

SECTION 3. MISCELLANEOUS.

3.1    Governing Law. This Agreement will in all respects be governed by and construed in accordance with the substantive laws of the State of New York, without regard to its choice of law rules.

3.2    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the parties hereto and their respective successors, permitted assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time. Investor may directly or indirectly assign this Agreement to its parent, Affiliate or subsidiary in connection with a direct or indirect transfer of Registrable Securities to such assignee but may not otherwise assign this Agreement or, other than pursuant to Section 2.9, its rights under this Agreement without the express prior written consent of the Company. Any attempted assignment by Investor of any rights under this Agreement other than in accordance with the terms of this Agreement will be null and void.

3.3    Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement between the Company and Investor with respect to the specific subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such specific subject matter. No party hereto will be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

3.4    Severability. If one or more provisions of this Agreement are held by a proper court or arbitral tribunal to be unenforceable under applicable law, the unenforceable portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, will be severed herefrom, and the balance of this Agreement will be enforceable in accordance with its terms.

3.5    Amendment and Waiver. Except as otherwise expressly provided, this Agreement may be amended or modified, and the rights and obligations under this Agreement may be waived, only upon the written consent of the Company and Investor.

3.6    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement will impair any such right, power, or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, will be cumulative and not alternative.

3.7    Notices. Except where otherwise specifically provided in this Agreement, all notices, requests, consents, approvals and statements will be in writing and will be deemed to have been properly given by (i) personal delivery, (ii) electronic facsimile transmission, (iii)

electronic mail, or by (iv) nationally recognized overnight courier service, addressed in each case, to the intended recipient as set forth below:

To the Company:	Bionano Genomics, Inc. 9640 Towne Centre Drive, Suite 100 San Diego, California 92121 Attention: Chief Executive Officer

With a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Thomas A. Coll, Esq.

To Investor:	Innovatus Life Sciences Lending Fund I, LP 777 Third Avenue, 25th Floor New York, NY 10017 Attention: Claes Ekstrom

With a copy to:	Greenberg Traurig, LLP One International Place, Suite 2000 Boston, MA 02110 Attention: Abdullah Malik

Such notice, request, demand, claim or other communication will be deemed to have been duly given on (a) the date of personal delivery, (b) the date actually received if by facsimile or electronic mail; or (c) on the third business day after delivery to a nationally recognized overnight courier service, as the case may be. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

3.8    Fees and Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. For purposes of this Section 3.8, “prevailing party” means the net winner of a dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other Party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the prevailing party from the date of the offer forward.

3.9    Titles and Subtitles; Form of Pronouns; Construction and Definitions. The titles of the Sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns used in this Agreement will be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular and will not be interpreted to preclude the application of any provision of this Agreement to any individual or entity. Unless the context otherwise requires, (i) each reference in this Agreement to a designated “Section,” “Schedule,” “Exhibit,” or “Appendix” is to the corresponding Section, Schedule, Exhibit, or Appendix of or to this Agreement; (ii) the word “or” will not be applied in its exclusive sense; (iii) “including” will mean “including, without limitation”; (iv) references to “$” or “dollars” will mean the lawful currency of the United States; and (v) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. References in this Agreement to particular sections of the Securities Act or to any provisions of California law will be deemed to refer to such sections or provisions as they may be amended or succeeded after the date of this Agreement.

3.10    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and will become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

3.11    Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.12    Specific Performance. The failure of either party to this Agreement to perform its agreements and covenants hereunder, including but not limited to Section 2, may cause irreparable injury to the other party to this Agreement for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any Party’s obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 3.12 is without prejudice to any other rights that the Company and Investor may have for any failure to perform this Agreement.

3.13    Termination. This Agreement will terminate and be of no further force or effect upon the termination of Holder’s registration rights hereunder pursuant to Section 2.10 above.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

BIONANO GENOMICS, INC.

By:	/s/ R. Erik Holmlin, Ph.D.
Name:	R. Erik Holmlin, Ph.D.
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By: Innovatus Life Sciences GP, LP

Its: General Partner

By: Innovatus Flagship Parent GP, LLC

Its: General Partner

By:	/s/ Andrew Dym
Name:	Andrew Dym
Title:	Authorized Signatory

Address:	777 Third Avenue
25th Floor
New York, NY 10017
Facsimile:

INNOVATUS LIFE SCIENCES OFFSHORE FUND I, LP

By: Innovatus Life Sciences Offshore GP, LP

Its: General Partner

By: Innovatus Flagship Offshore Parent GP, LLC

Its: General Partner

By:	/s/ Andrew Dym
Name:	Andrew Dym
Title:	Authorized Signatory

Address:	777 Third Avenue
25th Floor
New York, NY 10017
Facsimile:

EXHIBIT A

DEFINITIONS

1.1    “Affiliate” means with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, officer, director or manager of such person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such person.

1.2    “Common Stock” means the Common Stock of the Company.

1.3    “Effectiveness Deadline” means, with respect to a registration statement filed pursuant to Section 2.1, the earlier of (i) the 30th calendar day following the date the registration statement was filed (or the 60th calendar day following the date the registration statement was filed if such registration statement is subject to review by the SEC) and (ii) the 5th trading day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review and that the SEC is prepared to declare such registration statement effective; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business.

1.4    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.5    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6    “Holder” means Investor or transferee pursuant to Section 2.10, so long as it owns of record Registrable Securities that have not been sold to the public.

1.7     “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.8    “Registrable Securities” means (a) Common Stock issued pursuant to the Purchase Agreement and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities will not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, or (ii) sold in a private transaction where registration rights are not transferred in accordance with Section 2.10.

1.9    “Registration Expenses” means all expenses incurred by the Company in complying with Sections 2.1 or 2.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed ten thousand dollars ($10,000) of a single special counsel for Holder, if applicable, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which will be paid in any event by the Company).

1.10    “Rule 144” means Rule 144 promulgated under the Securities Act, as in effect from time to time.

1.11    “SEC” means the Securities and Exchange Commission.

1.12    “Securities Act” means the Securities Act of 1933, as amended.

1.13    “Selling Expenses” means any underwriting discounts and selling commissions applicable to the sale.

1.14    “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction.

A-1